UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2011

SPANISH BROADCASTING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida	33133

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 441-6901
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As previously announced, on January 3, 2011, Spanish Broadcasting System, Inc. (the “Company”) appointed Albert Rodriguez as the Chief Revenue Officer of the Company’s consolidated operations (“Chief Revenue Officer”) and General Manager of the Miami television market. Mr. Rodriguez is responsible for overseeing the revenue and profit performance of the Company’s consolidated operations, including radio, television, interactive and entertainment divisions, and the day-to-day operational matters of the Miami television market. Under the terms of the appointment, the Company agreed to pay Mr. Rodriguez an annual base salary of $180,000. On April 19, 2011, the Compensation Committee increased Mr. Rodriguez’s annual base salary to $300,000.
On April 19, 2011, the Company and Joseph A. Garcia, the Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary of the Company, entered into an Amendment to Employment Agreement (the “Amendment”). Pursuant to the terms of the Amendment, the Company will provide Mr. Garcia with an annual allowance of $20,400 to purchase or lease an automobile for business purposes and to pay for the insurance, maintenance and other expenses in connection with such automobile. The description of the material terms of the Amendment set forth in this paragraph is qualified in its entirety by the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

10.1 —	Amendment to Employment Agreement dated April 19, 2011 by and between Spanish Broadcasting System, Inc. and Joseph A. Garcia.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)
April 25, 2011	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer Sr. Executive Vice President and Secretary

Exhibit Index

Exhibit No.	Description
10.1 —	Amendment to Employment Agreement dated April 19, 2011 by and between Spanish Broadcasting System, Inc. and Joseph A. Garcia.

4